UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15 (d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report:  October 12, 2012

(Date of earliest event reported)

INTERNATIONAL BUSINESS MACHINES CORPORATION

(Exact name of registrant as specified in its charter)

New York	1-2360	13-0871985
(State of Incorporation)	(Commission File Number)	(IRS employer Identification No.)

ARMONK, NEW YORK	10504
(Address of principal executive offices)	(Zip Code)

914-499-1900

(Registrant’s telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events

Ruling in IBM UK Pension Case

On October 12, 2012, the High Court in London issued a ruling against IBM United Kingdom Limited and IBM United Kingdom Holdings Limited (collectively, “IBM UK”), both wholly-owned subsidiaries of IBM, in a suit seeking an order modifying certain documents and terms relating to retirement provisions in IBM UK’s largest defined benefit plan (the “C Plan”) dating back to 1983.  The Court held that the 1983 Trust Deeds and Rules should be modified to allow certain categories of current IBM UK employees who are members of the C Plan to retire from the age of 60 (rather than from the age of 63) without actuarial reduction of their defined benefit pension.  The Court declined to similarly modify the Trust Deeds and Rules for former employees who were C Plan members and who left the company prior to retirement, although the Court stated that it will provide an opportunity for further legal argument on this issue.  IBM UK is considering the company’s rights of appeal.

As a result of the ruling, IBM will record an additional retirement-related obligation of approximately $160 million in the third quarter of 2012, which will negatively impact GAAP income and earnings per share.

The charges will not affect IBM’s operating (non-GAAP) reported results for the third quarter of 2012.

IBM’s regular quarterly earnings conference call is scheduled to begin at 4:30 p.m. EDT, on October 16.

IBM’s web site (www.ibm.com) contains a significant amount of information about IBM, including financial and other information for investors (www.ibm.com/investor/).  IBM encourages investors to visit its various web sites from time to time, as information is updated and new information is posted.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Date: October 12, 2012

	By:	/s/ James J. Kavanaugh

James J. Kavanaugh
Vice President and Controller